Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SunCoke Energy, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-183015, 333-179804 and 333-176403) on Form S-8 of SunCoke Energy, Inc. and registration statement (No. 333-212785) on Form S-3 of SunCoke Energy, Inc. of our reports dated February 15, 2018, with respect to the consolidated balance sheets of SunCoke Energy, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of SunCoke Energy, Inc.

/s/ KPMG LLP

Chicago, Illinois
February 15, 2018